EXECUTION VERSION

1

THIRD AMENDMENT TO THE
AON DEFERRED COMPENSATION PLAN
This Third Amendment (the “Amendment”) to the Aon Deferred Compensation Plan, as amended and restated effective November 17, 2016 (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”) and wholly owned subsidiary of Aon plc (“Aon”), to be effective as set forth below.
RECITALS
WHEREAS, pursuant to Section 6.05 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan, and, pursuant to Section 1.04 of the Plan, the Organization and Compensation Committee of Aon (the “OCC“) has authority to act for the Board with respect to the Plan; and
WHEREAS, pursuant to resolutions of the OCC dated June 13, 2016, the OCC delegated authority to Aon’s Administrative Committee (the “Committee”) to make certain amendments to the plan.
NOW THEREFORE, pursuant to resolutions of the Committee dated December 11, 2019, the Plan is hereby amended, effective as of November 1, 2019, unless specified otherwise, as follows:
1.    By deleting Section 1.09 of the Plan and replacing it with the following:
“1.09    ‘Distribution Accounts’ shall mean the Accounts established by the Committee to reflect the distribution method selected by a Participant. If the Employee elects to begin distributions before termination of employment for any reason, the Distribution Account shall be known as an ‘In-Service Account.’ If a Participant elects to begin distributions in the year following separation from service for any reason, the Distribution Account shall be known as a ‘Retirement Account.’ A Participant may select one or two distribution methods to begin before separation from service, and therefore the Committee may establish one or two ‘In-Service Accounts’ for a Participant. The Participant may select one or two distribution methods to begin after separation from service, and therefore the Committee may establish one or two ‘Retirement Accounts’ for a Participant. If a Participant does not make an affirmative election, the Distribution Account shall be a Retirement Account.
2.     By deleting the third sentence of Section 3.03 of the Plan and replacing it with the following:
“Unless otherwise specified by the Committee, any contribution credited to an Employee under this Section 3.03 shall be allocated to the Employee’s Retirement Account, and if the Employee has established more than one Retirement Account, then such contribution shall be credited to the Retirement Account designated as ‘2005 Retirement 1,’ and shall be subject to all defaults or elections that may be applicable to 2005 Retirement 1 account.”
3.     By deleting and removing Section 3.04 of the Plan in its entirety, effective January 1, 2020.
4.    By deleting Section 5.01(a) of the Plan and replacing it with the following:
“(a)    Distribution Accounts. A Participant may elect up to four different distribution forms of payments and these forms may differ as to the timing of commencement of payments or distribution period, or both. A Participant may elect up to two In-Service Accounts and two Retirement Accounts. When the Participant elects to defer any Compensation, any Bonus and/or any Other Earnings pursuant to Section 3, the Participant shall also make an irrevocable election as to the beginning year of distribution with respect to amounts so credited to the Distribution Accounts of the Participant and as to the form of payment.”

4.    By deleting the final sentence of Section 5.01(a)(i) of the Plan and replacing it with the following:
“Notwithstanding the foregoing, if a Participant with an In-Service Account separates from service with the Employer before the first date on which he or she is scheduled to commence distributions from the In-Service Account, distributions to the Participant will be made pursuant to all elections (or defaults) applicable to his or her Retirement Account, and if the Participant has established more than one Retirement Account, then to the Retirement Account designated as ‘2005 Retirement 1.’”
5.    By deleting Section 5.01(a)(ii) of the Plan and replacing it with the following:
“(ii)    Retirement Account. If a Participant elects to commence distributions after separation from service with the Employer, or if a Participant fails to make any election, a Retirement Account will be established, and the Participant may elect payment in annual installments not in excess of ten (10) or in a lump sum. If a Participant fails to make an election as to the form of distribution or there is otherwise no valid form of distribution election on file with the Administrator, the default form of distribution from the Retirement Account shall be three (3) annual installments. Payments from a Participant’s Retirement Account(s) shall commence during the first 2½ months of the year following the year of the separation from service, based on the balance as of the February 28 that falls within such 2½-month period.”
6.     By deleting the final sentence of Section 5.01(a)(c) of the Plan and replacing it with the following:
“No subsequent deferral elections may be made with respect to a Participant’s Retirement Account(s).”
7.     By deleting the second sentence of Section 5.04 and replacing it with the following:
“If any Participant dies when installment payments are not being paid to the Participant, such unpaid amounts shall be paid to the designated Beneficiary beginning in the year after the Participant's death, and shall be paid in accordance with the defaults or elections applicable to the Participant’s Retirement Account, and if the Participant has established more than one Retirement Account, then the Retirement Account designated as ‘2005 Retirement 1.’”

In addition, the Committee is authorized to make any additional adjustments to the plan document language to effect the intent of making a second Retirement Account available to Plan participants, including but not limited to providing a restatement of the Plan document incorporating such changes and all previous amendments.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officers, this 27 day of December 2019.

AON CORPORATION

By:

_______________________________
Lisa Stevens
Chief People Officer